Exhibit 99.1
NEWS FOR IMMEDIATE RELEASE

FEBRUARY 2, 2015

CONTACT: ERIC J. DOSCH, CFO
985.375.0308

FIRST GUARANTY BANCSHARES, INC.
REPORTS YEAR END 2014 EARNINGS
Hammond, Louisiana, February 2, 2015 - First Guaranty Bancshares, Inc. (the “Company” or “First Guaranty”) (OTCQB: FGBI), the holding company for First Guaranty Bank, announced its unaudited financial results for 2014. Net income for the year ended December 31, 2014 totaled $11,224,000. Net income available to common shareholders increased from $8,433,000 for 2013 to $10,830,000 for 2014, an increase of 28%.  The loan portfolio grew from $703 million as of December 31, 2013 to $790 million as of December 31, 2014.  Earnings per common share increased from $1.34 for 2013 to $1.72 for 2014.  Retained earnings grew by $6,803,000 to a total of $54,280,000.  Total capital grew to $139,583,000.  Tangible Common Equity grew to $96,416,000 as of December 31, 2014 from $79,898,000 as of December 31, 2013.
Dividends to common shareholders in 2014 were paid in the amount of $0.64 per common share.  First Guaranty has paid common dividends for 86 consecutive quarters.  Since 1993, First Guaranty has paid a total of $52.6 million in common dividends to shareholders.

First Guaranty’s asset quality has continued to improve.  Total nonperforming assets decreased to $14,991,000, or 0.99% of total assets as of December 31, 2014 compared to $18,256,000, or 1.27% of total assets as of December 31, 2013.

First Guaranty’s capital position continues to be strong.  Tier one leverage capital to average total assets was 9.33% as of December 31, 2014.  Total risk based capital to risk weighted assets as of December 31, 2014 was 14.03%.

President and CEO Alton Lewis noted,  “Our performance of 2014 resulted in strong progress toward our goal of a fortress balance sheet and making First Guaranty Bancshares, Inc. safer and stronger while at the same time driving profitability for our shareholders.  In 2015, our goal is to make First Guaranty Bancshares, Inc. even stronger, safer, and more profitable.”

About First Guaranty

First Guaranty, a Louisiana-based company, has approximately $1.5 billion in assets as of December 31, 2014 and provides personalized commercial banking services through 21 banking facilities located across Louisiana.  For more information, visit www.fgb.net.

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.